Exhibit 10.7

AMENDMENT TO SALARY CONTINUATION AGREEMENT

This AMENDMENT TO SALARY CONTINUATION AGREEMENT, dated August 13, 2007, is by and between UNION TRUST COMPANY, a Maine banking corporation with a place of business in Ellsworth, Hancock County, Maine (the “Bank”), and [EMPLOYEE] (the “Employee”).

WHEREAS, the Bank is a subsidiary of Union Bankshares Company (the “Corporation”); and

WHEREAS, the Bank and the Employee entered into a certain Salary Continuation Agreement on December 1, 1992 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to, among other things, comply with and meet the requirements of the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); and

WHEREAS, the Agreement provides that the Employee’s right to payment under the Agreement is subject to a “substantial risk of forfeiture” (as such term is used under Section 409A) until such time as a “Business Combination” (as such term is defined in the Agreement) occurs; and

WHEREAS, the parties desire to amend the Agreement to provide that the payment provided under Section 1 of the Agreement shall be paid in a single lump sum upon the occurrence of a Business Combination (i.e., upon the date there is no longer a “substantial risk of forfeiture”), without the requirement that the Employee experience a termination of employment, thereby qualifying for the “short-term deferral” exception under Section 409A; and

WHEREAS, the Corporation is in discussions to engage in a transaction with Camden National Corporation (the “Proposed Transaction”) which, if and when consummated, would constitute a “Business Combination” (as such term is defined in the Agreement).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties to the Agreement hereby agree to amend the Agreement as follows:

1. Section 1 of the Agreement is hereby amended by deleting said section in its entirety and substituting therefore the following:

“1. Payment Upon a Change in Control. Upon the first occurrence of a ‘Business Combination’ as defined in Article VI of the Corporation’s Bylaws, the Bank shall pay to the Employee the lesser of (i) three times the total compensation paid to the Employee in the last full fiscal year prior to termination of employment less one dollar, or (ii) the maximum amount permitted under the Internal Revenue Code without being deemed an ‘excess parachute payment’ within the meaning of Internal Revenue Code Section 280G, or any successor provision, and any regulations promulgated thereunder. As used herein,

‘compensation’ shall include any and all salary, bonuses, and other such remuneration paid by the Bank to the Employee in a fiscal year including, without limitation, the value of any unexercised stock options, whether qualified or unqualified and contributions made to 401(k) and Profit Sharing Plans. ‘Compensation’ shall exclude any amounts earned by an employee in a given year, the payment of which was deferred until a future year.

All amounts payable pursuant to this Agreement shall be payable in a lump sum. The Bank shall tender payment upon the first occurrence of a Business Combination. All amounts payable hereunder shall be in addition to, and not in lieu of, retirement benefits, deferred compensation payments or any other amounts to which the Employee otherwise may be entitled.”

2. Section 4 of the Agreement is hereby amended by said section in its entirety and substituting therefore the following:

“4. Death of Employee. In the event the Employee shall die after the first occurrence of a Business Combination, but prior to tender of full payment by the Bank, the Bank shall, at the direction of the Employee’s personal representative, remit to the Employee’s estate all amounts due and owing to the Employee under this Agreement.”

3. The Agreement is hereby further amended by adding a new Section 12 immediately after Section 11 thereof as follows:

“12. Section 409A. The parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Internal Revenue Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s separation from service, the Employee is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, and if any payment that Employee becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Internal Revenue Code as a result of the application of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months after the employee’s “separation from service” within the meaning of Section 409A and the regulations promulgated thereunder, or (ii) the Employee’s death.”

4. The Agreement otherwise remains in full force and effect as to all other provisions under said Agreement and this Amendment shall only be effective upon the consummation of the Proposed Transaction.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

[EMPLOYEE]

UNION TRUST COMPANY

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